Code of Ethics

Purpose

Rule 204A-1 under the Advisers Act requires investment advisers to adopt codes of ethics. The rule requires an adviser’s code of ethics to set forth standards of conduct and require compliance with federal securities laws.

Policy

The Code of Ethics is predicated on the principle that the Firm and its Access Persons owe a fiduciary duty to Clients. An Access Person is a supervised person who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. Access Persons for the Firm’s purposes includes all full-time employees as defined above and the term employees shall be used throughout the Code. Part time, temporary, contract or other forms of employee will be evaluated on a case-by-case basis and deemed an Access Person as necessary. Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. At all times, the Firm will be mindful to follow the procedures below.

Procedures

•Place client interests ahead of the interests of the Firm – As a fiduciary, the Firm will serve in their Clients’ best interests. In other words, Employees may not benefit at the expense of Clients.
•Engage in personal investing that is in full compliance with the Code of Ethics – Employees must review and abide by the Personal Securities Transaction and Insider Trading Policies.
•Avoid taking advantage of its position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with the Firm, or on behalf of an advisory client, unless in compliance with the Gift Policy in the Conflicts of Interest policy within the Compliance Manual.
•Maintain full compliance with the Federal Securities Laws – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

•Any questions with respect to the Code of Ethics should be directed to the CCO. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Violations of this Code of Ethics may warrant sanctions as appropriate, up to and including suspension or dismissal, at the discretion of the Firm’s CEO. In any situation where you are unsure about the application of this Code of Ethics or any of the policies contained in the Compliance Manual, you are encouraged to discuss the situation confidentially with the CCO or CEO.

Standard of Conduct

Purpose

As Employees of the Firm, we are retained by our Clients to manage parts of their financial affairs and to represent their interests in many matters. We are keenly aware that, as fiduciaries, we owe our Clients our undivided loyalty – our Clients trust us to act on their behalf, and we hold ourselves to the highest standards of fairness in all such matters.

We are expected to act with integrity, competence, dignity, and in an ethical manner when dealing with the public, Clients, prospective Clients, the Firm, and our fellow Employees.

Policy

We expect all persons associated with the Firm to preserve the confidentiality of information that they may obtain in the course of our business and to use such information properly and not in any way adverse to our Clients’ interests, subject to the legality of such information.

We are expected to conduct our personal financial affairs in a prudent manner, avoiding any action that could compromise our ability to deal objectively with our Clients.

Employees should be thoroughly familiar with the Firm’s policies and procedures.

Employees are encouraged to speak to the CCO or, in his absence, the Firm’s CEO if you believe that changes or additions to, or deletions from, the Code may be appropriate.

Procedures

•notify the CCO promptly in the event you have any reason to believe that you may have failed to comply with (or become aware of another person’s failure to comply with) the policies and procedures set forth in this document;

•notify the CCO promptly if you become aware of any practice that arguably involves the Firm in a conflict of interest with any of its Clients or individuals or entities with which the Firm does business;

•cooperate to the fullest extent reasonably requested by the CCO so as to enable: (i) the CCO to discharge his respective duties under the Compliance Manual and Code of Ethics and (ii) the Firm to comply with the Federal Securities Laws to which they are subject; and

•notify the CCO promptly if you become aware of any disclosure document that may be inaccurate, incomplete or out of date in any respect.

•All employees are required to attend the Firm’s annual compliance training during which aspects of the Code of Ethics including Insider Trading are discussed. New employees are provided with an abbreviated review.

This document and the policies and procedures set forth herein supersede all manuals, policy statements and procedures and other communications on the subjects discussed herein. In developing the Manual, The Firm considered the material risks associated with activities engaged in by the Firm.

The Firm may amend this Code and associated Manual and/or adopt interpretations of the policies and procedures contained in either as deemed appropriate by the CCO. All material amendments to the Compliance Manual and Code of Ethics shall be conveyed to Employees and require their acknowledgement of receipt and understanding of the amendments/interpretations on at least an annual basis. Additionally, all employees shall acknowledge receipt and understanding of the Compliance Manual and Code of Ethics initially within 10 days of their start with the Firm.

Administration of the Code Rule 17j-1

Purpose

As Investment Adviser to registered investment companies (“Funds” or “ETFs”) the adviser must ensure additional aspects of Investment Company Rule 17j-1 are incorporated in this Code.

Access Persons are prohibited from engaging in the following conduct:
•To employ any device, scheme or artifice to defraud the Fund;
•To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
•To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
•To engage in any manipulative practice with respect to the Fund.

Policy

•The Funds, investment adviser and principal underwriter must use reasonable diligence and institute procedures reasonably necessary to prevent violations of its code of ethics.
•No less frequently than annually, every Fund (other than a unit investment trust) and its investment advisers and principal underwriters must furnish to the Fund's board of directors, and the board of directors must consider, a written report that:
oDescribes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and
oCertifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

Procedures Reporting
The adviser must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must submit quarterly reports regarding securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Initial and Annual Reports

Access Persons must initially and annually reporting the existence of any account that holds any securities and reportable securities holdings. Initial reports are due within 10 days an individual becoming an Access Person. Annual reports must be current as of December 31st. Per 17j-1(d)(1)(i) title, number of shares and principal amount, the name of the broker, dealer or bank where the account is and the report submission date must be included.

Quarterly Transaction Reports

Each quarter Access Persons must report all reportable securities transactions in accounts in which they have a beneficial interest. Access Persons must also report any accounts opened during the quarter that hold any securities. Per 17j-1, Quarterly report requires date of transaction, title, interest/maturity date, number of shares, principal amount, nature of transaction, price, name of broker and date of report. For any new brokerage account opened include name of account, date account established and date of report.

Preclearance of trades

Rule 17j-1(e) requires that IPOs and Limited Offerings transactions be pre-cleared through the CCO prior to transacting. The Adviser may require additional pre-clearance procedures as noted further in the manual.

Annual training takes place to assist the Firm and its employees with a strong understanding of the Code in an effort to prevent violations.

The CCO shall be responsible for ensuring records are maintained of any violations under the Code and providing the written report to the Fund board.

Personal Trading

Purpose

Rule 204A-1 requires the Code to contain provisions requiring reporting of personal securities transactions and holdings. Additional elements may be included to mitigate certain risks as determined by the particular Firm.

Policy

Employees are prohibited from transacting in SPX and SPY options in personal securities accounts. Employees may transact in Exchange Traded Funds (“ETFs”) advised by the Firm prior to 2pm EST. Preclearance is not required. Employees are discouraged from short term trading in ETFs advised by the Firm. Short term trading is generally considered a round trip trade within 30 days. Employees wishing to transact in limited offerings or IPOs must seek pre-clearance approval from the CCO.

Reportable Accounts

The policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, stepchildren, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

The Firm requires Employees to provide periodic reports (see the Reporting section) regarding transactions and holdings in any Security, except that Employees are not required to report the following Exempted Securities:

•Direct obligations of the Government of the United States;

•Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•Shares issued by money market funds;

•Shares issued by open-end registered investment companies, other than funds advised, sub-advised or underwritten by the Firm; and

•Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by the Firm.

Such exemptions do not apply to shares of ETFs that are advised by the Firm. Employees must report any personal transaction in ETFs advised or sub-advised by the Firm.
Reporting

The Firm will collect the following reports from Employees. These reports will enable the Firm to maintain compliance with Rule 204A-1 under the Advisers Act, as well as assist the Firm to determine with reasonable assurance any indications of Scalping, Front-Running or the appearance of a conflict of interest with Client trades. Accordingly, each Employee shall report his/her securities transactions and holdings via the BasisCode (“BasisCode”) system. All Employees will receive a username and password in order to access BasisCode. Exceptions to the manner in which an employee may report his/her securities transactions and holdings will be evaluated and granted on a case-by-case basis by the CCO and CEO.

Quarterly Transaction Reports

•Employees shall be required to report all Securities transactions that they have made in Securities Accounts during the quarter, as well as any new Securities Accounts that they have opened during the quarter. In order to fulfill this reporting requirement, Employees must report this information via BasisCode no later than thirty (30) days after the end of each calendar quarter. Employees will be responsible for uploading statements for all Reportable Accounts to the certification.

Initial and Annual Holdings Reports

•New Employees are required to report via BasisCode all of their Reportable Securities and Securities Accounts (whether such Accounts contain Reportable Securities or Non-Reportable Securities) not later than 10 days after an individual becomes an Employee.

•Employees are required to report Reportable Securities and Reportable Accounts annually. Employees may upload a year-end statement to satisfy this requirement. Reports are due by February 14th of each year. The report shall be current as of December 31st.

•Annual Conflicts Disclosure Questionnaire shall be completed in BasisCode by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain of the reporting requirements noted above. Specifically, an Employee is not required to:

•Report on any transactions effected pursuant to an automatic investment plan.

•Submit any of the three reports (i.e., Quarterly Transaction Report, Initial Holdings Report and Annual Holding Report) with respect to Securities held in Securities Accounts over which the Employee had no direct or indirect influence or control. Note, however, that the CCO may request that an Employee provide documentation to substantiate that the Employee had no direct or indirect influence or control over the Securities Account (e.g., investment advisory agreement, etc.).

Additional sample review and testing may be conducted by the CCO or designee to further establish that the Access Person did not have any influence over securities transactions in excepted accounts.

The CCO will determine on a case-by-case basis whether an account qualifies for either of the aforementioned exceptions.

Review

•The CCO or designee shall periodically compare personal securities transactions reported by employees with the policy and procedure sections of the Code of Ethics to determine if any potential revisions to the policy are needed. Transactions reported will be compared against firm trading. Brokerage statements received hard copy will be used as a back up to supplement this review. A designee shall review the CCO’s activities.

•Excessive personal trading is discouraged and will be brought to the attention of an employee’s manager.

Violations and Remedial Actions

The Firm takes the potential for conflicts of interest caused by personal investing very seriously. As such, the Firm requires its Employees to promptly report any violations of the Code of Ethics to the CCO. The Firm is aware of the potential matters that may arise as a result of this requirement and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of the Code of Ethics are determined to have occurred, the CCO may impose sanctions and take such other actions, including, without limitation, a verbal warning, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any gifts forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the CCO shall determine is appropriate.